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                                                                   EXHIBIT 10.11

                              CONSULTING AGREEMENT

         CONSULTING AGREEMENT, dated as of January 1, 1996, between TELECOMMUNICATIONS, INC., a Delaware corporation (the "Company"), and DONNE F. FISHER, now residing at 9513 Pinyon Trail, Littleton, Colorado 80124 ("Consultant").

         Effective as of the date hereof, the Company has accepted Consultant's resignation as an officer and employee of the Company, its subsidiaries and its other controlled affiliates. In order to continue to have available the benefit of Consultant's knowledge of the Company and expertise, the Company wishes to retain Consultant to provide consulting services on the terms set forth herein, and Consultant has agreed to provide such services on such terms. The Company and Consultant also desire to memorialize their agreement concerning certain continuing rights and obligations under Consultant's prior employment agreements.

         In consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

1.  Term and Termination.

         (a) Term. The term of Consultant's retention under this Agreement (the "Term") shall commence as of January 1, 1996 (the "Commencement Date") and shall end on January 1, 2006 (the "Expiration Date"), unless sooner terminated as provided in this Agreement. During the Term, Consultant agrees to serve the Company as a consultant as provided herein upon and subject to the terms and conditions set forth in this Agreement.

         (b) Termination by the Company. Consultant's retention by the Company under this Agreement may be terminated by the Company only as provided in the following clause (i) or (ii):

                          (i) In the event of an illness or disability which incapacitates Consultant from providing any consulting services hereunder actually requested by the CEO in accordance with Section 2(a) for an aggregate of one hundred and eighty consecutive days during the twelve calendar months preceding the month in which the notice of termination hereinafter referred to is given by the Company, then the Company may terminate Consultant's retention under this Agreement by giving Consultant written notice of such termination at least six (6) months prior to the effective date thereof; provided, however, that if, prior to the end of such six-month notice period, Consultant recovers from such illness or other disability to an extent permitting him to perform his services hereunder, the notice of termination shall be of no further force or effect. All determinations required under this clause (i) shall be made by the Company's Board of Directors in good faith.





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                          (ii)    The Company may terminate Consultant's
         retention under this Agreement at any time by giving written notice of such termination to Consultant at least two (2) months prior to the effective date of such termination and paying to Consultant in a lump sum upon such termination all remaining compensation that would have been payable under Section 4 hereof if this Agreement remained in full force and effect until the Expiration Date.

         (c) Termination by Consultant. Consultant may terminate his services under this Agreement at any time by giving the Company written notice of such termination at least two weeks prior to the effective date of such termination.

         (d) Death of Consultant. Consultant's death shall result in termination of the Term effective as of the date of his death. If Consultant dies prior to January 1, 2005, the Company shall, as promptly as practicable following Consultant's death, pay to Consultant's designated beneficiary or beneficiaries in a lump sum an amount equal to one year's compensation under
Section 4(a) of this Agreement, calculated at the annual rate in effect at the time of Consultant's death. The phrase "designated beneficiary or beneficiaries" shall mean the person or persons named by Consultant from time to time in a signed designation filed with the Company from time to time.

         (e) Effects of Termination. Upon expiration of the Term or the effective date of any termination in accordance with Section l(b), l(c) or l(d) hereof, the obligations of the Company and Consultant under this Agreement shall terminate, except for (i) the obligation of the Company to pay compensation under Section 1(b)(ii) hereof or the second sentence of Section 1
(d) hereof, if applicable, (ii) the obligation of the Company to pay any accrued but unpaid compensation under Section 4 hereof with respect to any period prior to the date of such expiration or the effective date of such termination (as the case may be), (iii) the obligations of the Company under
Section 7 hereof and (iv) any undischarged obligations of the Company under
Section 5 with respect to any period prior to the date of such expiration or the effective date of such termination (as the case may be). The parties agree that the provisions of Sections 7 and 13 hereof shall survive the expiration or other termination for any reason of the Term and the termination of this Agreement for any reason. In the event of any termination in accordance with Section l(b), l(c) or l(d) hereof, the Term shall end on the effective date of such termination.

2.       Services to Be Rendered by Consultant.

         (a) During the Term, Consultant shall, upon the request of the Company's Chief Executive Officer (the "CEO"), consult with and advise the Company with respect to issues and matters of the general types for which Consultant had responsibility as an officer of the Company during calendar year 1995. If Consultant, with his consent, is elected or appointed as a director of the Company or any of the Company's affiliates, Consultant will serve in each such capacity without further compensation, except as may be decided by the Company or such affiliate in its sole discretion.





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         (b)     Consultant is agreeing to and shall provide his services under this Agreement as an independent contractor, and neither this Agreement nor the provision of Consultant's services hereunder is intended to create any partnership, joint venture or employment relationship between Consultant and the Company or any of its affiliates.

3.       Time to Be Devoted by Consultant; Support by the Company; Location of
         Services.

         (a) Consultant shall not be obligated to make available consulting services to the Company of more than 70 hours during any month or more than 700 hours during any period of twelve consecutive months. The actual times during which Consultant performs consulting services shall be reasonably determined by Consultant and the CEO, and the Company will, whenever practicable, give Consultant at least fifteen (15) days prior notice of any request by the Company for any consulting services. Unless otherwise agreed by the Company and Consultant, the Company will in good faith endeavor to spread the time required of Consultant relatively evenly throughout the Term, recognizing that Consultant may not be available for certain periods of time or may agree (but will not be obligated) to spend concentrated amounts of time on specific projects during certain periods during the Term. It is expressly acknowledged by the Company that the relationship between the Company and Consultant created by this Agreement is non-exclusive, and nothing set forth in this Agreement shall prohibit or restrict Consultant during or after the term hereof from engaging in any business or activities in any capacity on behalf of any other person, except as specifically set forth in Section 8, 9 or 11 hereof. As such, the Company and Consultant will work together in good faith to schedule the performance of Consultant's services hereunder so as not to unreasonably interfere with any such other business or activities.

         (b) During the Term, the Company shall, at the Company's expense, provide Consultant on an as-needed basis with all office space, facilities, equipment, supplies, services and secretarial and other staff support which Consultant reasonably requires in order to provide the consulting services requested of him by the CEO pursuant to Section 2(a) hereof.

         (c) Consultant may perform his services hereunder in any location which he deems to be appropriate and consistent with the needs of Company, including the home of Consultant; provided, however, that Consultant acknowledges that Company and its affiliates have offices throughout the world, and Consultant agrees that he shall travel to such offices and to other locations within and outside the United States of America at such time or times during the Term as may reasonably be requested by Company or as may otherwise be necessary or appropriate in order for Consultant to discharge his responsibilities hereunder.

4.       Compensation Payable to Consultant.

         (a) During the Term, the Company shall pay Consultant compensation at the following applicable rates: (i) during the period from January 1, 1996 through December 31, 2000, inclusive, the rate of $475,000 per annum, increased annually by the amount of $25,000 per annum in each successive year of such period commencing January 1, 1997 and (ii) from and





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after January 1, 2001 throughout the balance of the Term, the rate of $500,000 per annum. Consultant shall be entitled to such compensation whether or not any services are requested of him and regardless of the number of hours of such service that may be rendered during any particular period.

         (b) Consultant's annual payments shall be paid in accordance with the Company's regular payroll policy for executives, but not less frequently than once a month.

         (c) The Company shall not withhold taxes from any payments due to Consultant, except to the extent required by mandatory provisions of applicable law.

5.       Expenses.

         The Company shall reimburse Consultant for the reasonable amount of dining, hotel, traveling, entertainment and other expenses necessarily incurred by Consultant in the discharge of his consulting obligations hereunder.

6.       Executive Benefit Plans.

         Until the latest of (i) the date of expiration or earlier termination pursuant to this Agreement of the Term, (ii) the date of the expiration or earlier termination pursuant to the 1992 Employment Agreement (as defined in Section 13 of this Agreement), as the same has been amended by this Agreement or may subsequently be amended, of the period that any deferred compensation is payable to Consultant pursuant to Section 4 of the 1992 Employment Agreement, as the same has been amended by this Agreement or may subsequently be amended, and (iii) the date of the expiration or earlier termination pursuant to the 1983 Employment Agreement (as defined in Section 13 of this Agreement), as the same has been amended by this Agreement or may subsequently be amended, of the period that any deferred compensation is payable to Consultant pursuant to
Section 4 of the 1983 Employment Agreement, as the same has been amended by this Agreement or may subsequently be amended, Consultant (x) subject to the last sentence of this Section and provided that Consultant satisfies applicable eligibility requirements other than any requirement that he be an employee of the Company, shall continue to be entitled to participate in, and to be accorded all rights and benefits under, all group insurance policies (including, but not limited to, all disability, life, health and medical insurance policies) maintained by the Company for the benefit of its employees, and for this purpose Consultant shall be deemed to be a full-time employee of the Company during such period, and (y) shall be entitled to free cable television service if Consultant has residences located within areas serviced by the Company's cable television services. Notwithstanding the foregoing, Consultant shall not be entitled to participate in any benefit plan of the Company which, under mandatory provisions of any applicable law, is available only to employees of the Company.





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7.       Indemnification.

         The Company will indemnify and hold harmless Consultant, to the fullest extent permitted by applicable law, in respect of any liability, damage, cost or expense (including reasonable counsel fees) incurred in connection with the defense of any claim, action, suit or proceeding to which he is a party, or threat thereof, by reason of his being or having been an officer or director of, or a consultant to, the Company or any subsidiary of the Company, or his serving or having served at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, business organization, enterprise or other entity, including service with respect to employee benefit plans. Without limiting the generality of the foregoing, the Company will pay the expenses (including reasonable counsel fees) of defending any such claim, action, suit or proceeding in advance of its final disposition, upon receipt of an undertaking by Consultant to repay all amounts advanced if it should ultimately be determined that Consultant is not entitled to be indemnified under this Section.

8.       Noncompetition.

         Consultant agrees that during the Term he will not, directly or indirectly, as principal or agent, or in any other capacity, own, manage, operate, participate in or be employed by or otherwise be interested in, or connected in any manner with, any person, firm, corporation or other enterprise which directly competes in a material respect with the business of the Company or any of its majority-owned subsidiaries as it is then conducted. Nothing herein contained shall be construed as denying Consultant (i) the right to own securities of any such corporation of any class which is listed on a national securities exchange or quoted in any automated quotation system of NASDAQ to the extent of an aggregate of 5% of the amount of such securities outstanding or (ii) provide consulting services to others which otherwise might violate the provisions of the first sentence of this Section if the Company's Chief Executive Officer approves in writing of such provision of consultancy services.

9.       Confidentiality.

         Consultant agrees that during the Term (otherwise than in the performance of his duties hereunder) and thereafter, not to, directly or indirectly, make use of, or divulge to any person, firm, corporation, entity or business organization, and he shall use his best efforts to prevent the publication or disclosure of, any confidential or proprietary information concerning the business, accounts or finances of, or any of the methods of doing business used by the Company or of the dealings, transactions or affairs of the Company or any of its customers which have or which may have come to his knowledge; however, this Section 9 shall not prevent Consultant from responding to any subpoena, court order or threat of other legal duress, provided Consultant notifies the Company thereof with reasonable promptness so that the Company may seek a protective order or other appropriate relief.

10.      Delivery of Materials.





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         Consultant agrees that, upon the expiration or other termination of the Term, he will deliver to the Company all documents, papers, materials and other property of the Company relating to its affairs which may then be in his possession or under his control, other than any of the foregoing which are available to the public generally from a source other than Consultant.

11.      Noninterference.

         Consultant agrees that he will not, during the Term, solicit the employment of any employee of the Company on behalf of any other person, firm, corporation, entity or business organization or otherwise interfere with the employment relationship between any employee or officer of the Company and the Company.

12. Use of Airplane. During the Term, Consultant will be permitted by the Company to make use of the Company's aircraft and flight crew from time to time for personal trips (each a "Consultant Flight"), subject to the conditions hereinafter set forth and provided that the Consultant Flights shall be limited to an aggregate Value (as defined below) of $35,000 per year. The Company will bear the expense of each Consultant Flight permitted hereby and the Value of each Consultant Flight shall be treated as additional compensation to Consultant. For purposes of the foregoing, the "Value" of each Consultant Flight shall be determined in accordance with Treasury Regulation Section 1.61-21(g) (or any successor regulation promulgated under the Internal Revenue Code of 1986, as amended) as from time to time in effect. Consultant will give the Company at least 48 hours notice of any desired Consultant Flight, stating the proposed schedule, the points of origination and destination of the flight and, if so required by the Company, such information about the general purpose of the Consultant Flight as shall be sufficient for the Company to determine that such flight does not violate any requirement of applicable law. The Company will promptly thereafter inform Consultant of the availability of the aircraft and its flight crew. The Company shall have no obligation to provide the aircraft and a flight crew for any Consultant Flight at any time when (i) a requested Consultant Flight would conflict with any actual or planned use of the aircraft by the Company, (ii) the aircraft is undergoing any scheduled maintenance or repairs or is otherwise not in a condition to be operated, or
(iii) a qualified flight crew is unavailable to operate the aircraft for a requested Consultant Flight. In addition, the Company will have no obligation hereunder to make the aircraft and its flight crew available for any use or purpose, and Consultant agrees not to use the same for any use or purpose, which, in the opinion of the Company, is in violation of or not permitted by applicable law as applied to either the Company or Consultant, or is not permitted under or stipulated in the insurance policies maintained by the Company. The proposed schedule and points of origination and destination of each Consultant Flight will be subject to the approval of the captain of the flight crew, who shall at all times be in charge and control of the aircraft, and in no event shall the aircraft be operated beyond the geographical limits prescribed in the insurance policies maintained by the Company.

13.      Certain Matters Relating to Previous Employment Agreements.





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         (a)     The parties agree that, effective as of the Commencement Date, all rights and obligations of either party under the Employment Agreement, dated as of January 1, 1992, between the Company and Consultant (as it may have previously been amended, the "1992 Employment Agreement") shall terminate, except as follows:

                 (i) The obligation of the Company to pay any accrued but unpaid compensation under Section 4(a) of the 1992 Employment Agreement with respect to any period prior to the Commencement Date shall continue until discharged in full.

                 (ii) The obligations of the Company under Section 7 of the 1992 Employment Agreement with respect to expenses incurred prior to the Commencement Date shall continue until discharged in full.

                 (iii) The continuing rights and benefits, if any, of Consultant under or with respect to any plans, policies or benefits referred to in Section 8(a) of the 1992 Employment Agreement accrued and vested as of December 31, 1995 shall be governed by the respective terms of such plan, policy and benefits and, to the extent applicable,
         Section 13(c) of this Agreement. If, pursuant to Section 6 of this Agreement, Consultant is entitled to continued rights or benefits under any group insurance policy under which he was entitled to rights or benefits under the 1992 Employment Agreement, then to the extent consistent with the terms of such plan and subject to the last sentence of Section 6 of this Agreement, such continuation shall be on a basis which does not result in any forfeiture or loss of rights or benefits by reason of the resignation of Consultant as an officer and employee of the Company or any of its affiliates.

                 (iv) The obligations of the Company and the rights of Consultant under Section 9 of the 1992 Employment Agreement shall continue indefinitely with respect to any claim, action, suit or proceeding (whether known or unknown, asserted or unasserted or commenced or uncommenced as of the Commencement Date) based upon, arising out of or resulting from Consultant's services prior to the Commencement Date in any capacity referred to in Section 9 of the 1992 Employment Agreement.

                 (v) The Company and Consultant acknowledge and agree that Consultant did not elect, pursuant to Section 4(b) of the 1992 Employment Agreement, to defer any of his compensation under the 1992 Employment Agreement and, therefore, the Company has no further obligations under the provisions of subsections (b) through (e), inclusive, of Section 4 of the 1992 Employment Agreement.

                 (vi) The obligations of the Company under Section 5 of the 1992 Employment Agreement, as amended or modified by this clause (vi), shall continue until discharged in full in accordance with the terms and conditions thereof, except that the parties agree that the 240 monthly payments provided for therein shall commence on January 1, 2001 and shall be made in the equal monthly amount of $27,271.84, without interest. The





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         Company and Consultant hereby agree that subsection (c) of Section 5 of the 1992 Employment Agreement is amended to read in its entirety as follows:

                          "The payment to Executive of the Benefit shall be subject to the condition that Executive shall comply with the provisions of Section 9 of the Consulting Agreement during the entire payment period and shall comply with the provisions of Sections 8 and 11 of the Consulting Agreement during the first two years of the payment period."

The foregoing obligations of the Company and rights and benefits of Consultant, and the provisions of the 1992 Employment Agreement as they relate to such obligations, rights and benefits, as such provisions may have been amended or otherwise modified by this Section 13(a), shall survive the resignation of Consultant as an officer and employee of the Company and the execution and delivery of this Agreement and shall be unaffected thereby, notwithstanding any provision of the 1992 Employment Agreement or this Agreement apparently to the contrary.

         (b) The provisions of Section 4 of the employment agreement, dated as of January 1, 1983, between the Company and Consultant, as heretofore amended (the "1983 Employment Agreement"), shall continue to govern with respect to the calculation of, accrual of interest on, and payment of all unpaid compensation thereunder the payment of which to Executive was deferred in accordance with the terms of the 1983 Employment Agreement, except that the parties agree that the payments provided for therein shall be made in 240 monthly payments commencing on January 1, 2001 and shall be made in the equal monthly amount of $21,425.92, without interest. Such provisions, as modified by the immediately preceding sentence, as they relate to such deferred compensation shall survive the resignation of Consultant as an officer and employee of the Company and the execution and delivery of this Agreement and shall be unaffected thereby.

         (c) The Company hereby agrees that, notwithstanding any provision of such options to the contrary, (i) none of the options to acquire the Company's capital stock, if any, currently held by Consultant shall terminate or otherwise be affected by the resignation of Consultant as a director and officer of the Company and (ii) all such options which by their terms are not currently exercisable shall be exercisable from and after the date hereof, unless or until they expire or otherwise terminate in accordance with their terms (other than by reason of Consultant's resignation as an officer and employee of the Company). The Company confirms that the provisions of this
Section 13(c) have been approved by the Compensation Committee of the Company's Board of Directors.

         (d) Effective as of January 1, 1996, the Restricted Stock Award Agreement referred to in Section 6 of the 1992 Employment Agreement shall terminate without further liability or obligation on the part of Consultant or the Company, other than Sections 1(f), 1(g), 1(h) and 1(i), which shall continue to be effective and binding upon Consultant and his transferees of any of Consultant's vested Restricted Shares (as such term is defined in such Restricted Stock





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Agreement). The Company and Consultant acknowledge that the Initial Shares (as defined in such Restricted Stock Agreement) have previously been converted into
124.03 shares of the 12% Series C Cumulative Compounding Preferred Stock, par value $0.01 per share, of WestMarc Communications, Inc., a Nevada corporation (the "WestMarc Series C Preferred Stock"). The parties agree that 37.209 of such shares of WestMarc Series C Preferred Stock have vested and are the only Restricted Shares which Consultant is entitled to receive and retain free of the forfeiture provisions of such Restricted Stock Award Agreement, that the only Restricted Share Distributions to which Consultant is entitled under such Restricted Stock Award Agreement are the Restricted Share Distributions, if any, with respect to such vested shares and that all other Restricted Shares and Restricted Share Distributions, if any, were forfeited by Consultant upon termination of his employment with the Company as of January 1, 1996.

14.      Remedies of the Company.

         Consultant agrees that, in the event of a material breach by Consultant of this Agreement, in addition to any other rights that the Company may have pursuant to this Agreement, the Company shall be entitled, if it so elects, to institute and prosecute proceedings at law or in equity to obtain damages with respect to such breach or to enforce the specific performance of this Agreement by Consultant or to enjoin Consultant from engaging in any activity in violation hereof. Consultant agrees that because Consultant's services to the Company are of such a unique and extraordinary character, a suit at law may be an inadequate remedy with respect to a breach by Consultant of Sections 8, 9, 10 or 11 hereof, and that upon any such breach or threatened breach by him of such Sections the Company shall be entitled, in addition to any other lawful remedies that may be available to it, to injunctive relief.

15.      Notices.

         All notices to be given hereunder shall be deemed duly given when delivered personally in writing or mailed, certified mail, return receipt requested, postage prepaid and addressed as follows:

         (a)     If to be given to the Company:

                 Tele-Communications, Inc.
                 5619 DTC Parkway
                 Englewood, Colorado 80111
                 Attention: Dr. John C. Malone

                 with a copy similarly addressed
                 and marked to the attention of
                 the Legal Department

         (b)     If to be given to Consultant:





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                 Mr. Donne F. Fisher
                 9513 Pinyon Trail
                 Littleton, Colorado 80124

or to such other address as a party may request by notice given in accordance with this Section 15.

16. Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and replaces and supersedes as of the date hereof any and all prior agreements and understandings with respect to Consultant's employment by the Company, whether oral or written, between the parties hereto, including, without limitation, the 1992 Employment Agreement and the 1983 Employment Agreement, except to the extent provided in Section 13 hereof. This Agreement may not be changed nor may any provision hereof be waived except by an instrument in writing duly signed by the party to be charged. This Agreement shall be interpreted, governed and controlled by the law of the State of Colorado without reference to principles of conflict of laws.

17. Headings. The headings provided herein are inserted for convenience only and shall not be deemed to constitute a part hereof.

18. Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together shall constitute the same agreement.

         IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

                                                  TELE-COMMUNICATIONS, INC.


                                                  By: /s/ JOHN C. MALONE
                                                     -------------------------
                                                     JOHN C. MALONE

                                                  /s/ DONNE F. FISHER
                                                  ----------------------------
                                                  DONNE F. FISHER


ATTEST:


/s/ STEPHEN M. BRETT
-------------------------
STEPHEN M. BRETT





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